EXHBIT 10.1
DATED  11th October     2007

PETTIFER ESTATES LIMITED  (1)

and

BIO-ANALYTICAL SYSTEMS LIMITED  (2)

and

BIOANALYTICAL SYSTEMS INC  (3)

AGREEMENT FOR LEASE
of

Office B Building 500
Abbey Park, Stoneleigh, Warwickshire

Lodders Solicitors LLP
Stratford upon Avon

THIS AGREEMENT is dated 11th October 2007 and is made BETWEEN:

(1)	PETTIFER ESTATES LIMITED (Company Number 03834274) whose registered office is at 50 Stratford Road Shipston-on-Stour Warwickshire CV36 4BA (“the Landlord”) and

(2)	BIO-ANALYTICAL SYSTEMS LIMITED (Company Number 03581072) whose registered office is at Building 28, Stoneleigh Deer Park, Kenilworth, CV8 2LQ (“the Tenant”)

(3)	BIOANALYTICAL SYSTEMS INC of Purdue Research Park, 2701 Kent Avenue West Lafayette IN47906 USA (“the Guarantor”)

NOW IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	In this Agreement unless the context otherwise requires:

(a)	Words importing any gender include every gender

(b)	Words importing the singular number only shall include the plural number and vice versa

(c)	Words importing persons include firms companies and corporations and vice versa

(d)
Any reference to any statute (whether or not specifically named) shall include any statutory modification or re-enactment of it for the time being in force and any order instrument plan regulation permission and direction made or issued under it or under any statute replaced by it or deriving validity from it

(e)	References to clauses schedules and annexures are references to the relevant clause in or schedule or annexure to this Agreement

(f)	Where any obligation is undertaken by two or more persons jointly those persons shall be jointly and severally liable in respect of that obligation

(g)
Any obligation on the Landlord the Tenant or the Guarantor not to do or omit to do anything shall be deemed to include an obligation not to knowingly allow that thing to be done or omitted to be done by any person under its control

(h)	The headings to the clauses and schedules shall not affect the interpretation

1.2
In this Agreement (including the schedules) unless the context otherwise requires the following expressions shall have the following meanings (and the definitions in Schedule 1 Part 1 paragraph 1 shall also apply):

“Appointments” means the appointments of the Professional Team to be entered into in the form of the appointments attached at schedule 5 subject to such amendments as may be reasonably required by the members of the Professional Team with the Tenant’s approval (not to be unreasonably withheld or delayed)

“Architect” means Robothams Architecture of The Old Library 12 Church Street Warwick CV34 4AB or such other reputable firm or person as may from time to time be appointed in connection with the Landlord’s Works and approved by the Tenant (such approval not to be unreasonably withheld or delayed)

“Building” means the building to be constructed as part of the Building Works and known as Building 500, Abbey Park, Stoneleigh, Warwickshire (to include the Premises (as defined in the draft Lease) having a target Net Internal Area of 6,655 square feet and with 24 car parking spaces)

“Building Contract” means the contract or contracts to be entered into by the Landlord with the Building Contractor for the Landlord’s Works which shall be in the form of the JCT Standard Form of Building Contract with Contractors Design 1998 Edition (as amended by JCT amendments 1: 1999, 2:2000 3:2001 4: 2002 and 5:2003 and with such further amendments as the Landlord shall reasonably require and as shall be approved by the Tenant (such approval not to be unreasonably withheld or delayed) and which shall provide for a defects liability period of 12 months

“Building Contractor” means such reputable building contractor as the Landlord may from time to time appoint in connection with the Landlord’s Works and notify to the Tenant in writing and as approved by the Tenant such approval not to be unreasonably withheld or delayed

“Building Works” means the construction of the Building as part of the Development as described in the Plans and Specifications

“Completion Date” means the latest of:

(i)	the date 20 Working Days after the Practical Completion Date; and

(ii)	the date 10 Working Days after delivery to the Tenant’s Solicitors of an engrossed Lease

“CDM Regulations” means The Construction (Design and Management) Regulations 1994 and any related codes of practice together with any requirements issued from time to time by the Health and Safety Executive

“Consents” means all consents licences permissions and approvals whether of a public or private nature which are relevant in the context of the Development.

“Development” means the construction of the Building

“Employer’s Agent” means P.C.M LIMITED (company number 03264983) whose registered office is at 50 Stratford Road Shipston on Stour CV36 4BA or such other reputable firm or person as the Landlord may from time to time appoint in connection with the Landlord’s Works and approved by the Tenant (such approval not to be unreasonably withheld or delayed)

“Estimated Practical Completion Date” means 17th March 2008 as extended (if at all) under clause 7

“Expert” means an independent chartered surveyor agreed upon between the parties or in the absence of agreement appointed on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors or his duly appointed deputy such person being an independent suitably qualified professional person (including but not limited to a solicitor a surveyor or planning counsel) having regard to the subject matter of the dispute with at least ten years post qualification experience in commercial property mattes similar to the subject matter of the dispute.

“Gross External Area” means the gross external area in square feet measured in accordance with the Code of Measuring Practice published by the Royal Institution of Chartered Surveyors (Fifth Edition)

“Group Company” means a group company of the Tenant as defined in Section 42 of the Landlord and Tenant Act 1954.

“Landlord’s Fit-Out Works” means the works of fitting out performed on behalf of the Tenant by the Landlord as designed by the Tenant and specified in Schedule 7
“Landlord’s Works” means the Building Works (subject to clause 9) any Tenant’s Variations and the Landlord’s Fit-Out Works

“Lease” means the Lease of the Premises to be granted by the Landlord and accepted by the Tenant which shall be in the form of the draft attached at schedule 2 subject to any alterations made pursuant to this Agreement

“Licence for Alterations” means the licence for alterations to be entered into between the parties in relation to the Tenants Works and which shall be in the form of the draft attached at schedule 3

“Longstop Date” means 16th March 2009 (as referred to in clause 5.4)

“Management Company” means Abbey (Deer) Park Management Limited (company number 5394746)

“Minor Defects” means any non-structural defects in the Landlord’s Works or unfinished works which do not materially interfere with the Tenant’s beneficial use and occupation of the Premises and which (in either case) would normally appear on a contractor’s snagging list

“Necessary Consents” means the Planning Permission all relevant planning permissions and all other building regulation approvals consents licences permissions and approvals whether of a public or a private nature which shall be necessary for the carrying out and completion of the Landlord’s Works or the Tenant’s Works as the case may be

“Net Internal Area” means the net internal area in square feet measured in accordance with the Code of Measuring Practice published by the Royal Institution of Chartered Surveyors (Fifth Edition)

“Outstanding Works” means any landscaping planting and seeding works comprised in the Landlord’s Works which it would not be appropriate or prudent to carry out until the next planting season following the Practical Completion Date

“Planning Agreement” means the planning agreement dated 24 September 2002 referred to at clause 2.1.47 of the draft lease

“Planning Permission” means reserved matters consent reference W04/1229

“Plans and Specifications” means the plans and specifications annexed to this Agreement at schedule 6

“Practical Completion Date” means the date certified by the Employer’s Agent as such in the Statement of Practical Completion relating to the Landlord’s Works

“Premises” has the meaning attributed to it by the Lease

“Professional Team” means the Architect and the Structural Engineer

“Property” means land and buildings known as North and South Deer Parks Stoneleigh Warwickshire registered at the Land Registry with title number WK351452

“Rent Commencement Date” means the date 6 months after the Practical Completion Date

“Stipulated Rate” means the rate per annum of three percent above the base rate from time to time of Barclays Bank plc (or where such base rate is not quoted such other rate as would in the reasonable opinion of the Landlord be the nearest equivalent thereto if such base rate were quoted

“Statement of Practical Completion” means the Statement of Practical Completion issued by the Employer’s Agent in accordance with clause 9 and relating to the Landlord’s Works

“Structural Engineer” means Cox Turner Morse Limited (company number 02158827) whose registered office is at Waterlinks House Richard Street Aston Birmingham B& 4AA or such other reputable firm of structural engineers as may from time to time be appointed in relation to the Landlord’s Works and approved by the Tenant (such approval not to be unreasonably withheld or delayed)

“Tenant’s Delays” means such period of time as may be reasonable in respect of any delay in the carrying out of the Landlord’s Works arising from or incidental to any Tenant’s Variations requested by the Tenant pursuant to clause 7 whether or not such Tenant’s Variations are actually carried out or any defects in the design of the Landlord’s Fit-Out Works which result in them not being capable of being readily incorporated into the Landlord’s Works in a timely manner or any failure by the Tenant to promptly provide further information design input or approvals in relation to the Landlord’s Fit-Out Works where requested pursuant to clause 12

"Tenant's Representative" means Bryan Green of Bioanalytical Limited and Mike Sutton of CB Richard Ellis, Cornwall Court, Cornwall Street, Birmingham, B3 2DT or such other person as the Tenant may from time to time appoint to act as its representative in relation to this Agreement

“Tenant’s Variations” means such works as the Landlord may be obliged to carry out in addition to or omit from the Landlord’s Works at the cost of the Tenant under clause 7

“Tenant’s Works” means that part of the Tenant’s fitting out works at the Premises so described in the specification annexed at schedule 8

“VAT” means value added tax chargeable pursuant to the Value Added Tax Act 1994 or any tax of a similar nature that may be substituted for it or levied in addition to it

“Warranties” means the warranties by the Building Contractor and the Professional Team to be entered into in favour of the Tenant pursuant to clause 4 in the form of the warranties attached at schedule 4 subject to such amendments as may be reasonably requested by members of the Professional Team and approved by the Tenant (such approval not to be unreasonably withheld or delayed)

“Working Day” means any day except Saturday Sunday and bank or other public holidays in England

2	The Tenant’s Representative

2.1
The Tenant may appoint the Tenant's Representative to carry out such of the functions of the Tenant under this Agreement as the Tenant in its absolute discretion may determine and which are to be notified by the Tenant to the Landlord from time to time

2.2
The Landlord shall be entitled to treat all communications, directions, representations of the Tenant's Representative as communications directions and representations of the Tenant, and the Landlord shall direct all communications to the Tenant through the Tenant's Representative other than under clause 18 or where specifically directed otherwise in writing by the Tenant

3	Landlord’s Building Obligation

3.1
The Landlord shall as soon as reasonably practicable after the date hereof and at its own expense diligently carry out or procure the carrying out of the Landlord’s Works and shall complete them in a good and workmanlike manner in accordance with good building practice and using all reasonable skill, care and attention and using only new suitable good quality materials and in accordance with:

(a)	all Necessary Consents;

(b)	all statutes from time to time in force which affect the Landlord’s Works;

(c)	the terms of this Agreement;

(d)	all relevant British Standards and Codes of Practice from time to time in force unless otherwise agreed or unless otherwise provided in the Plans and Specifications;

(e)	the Plans and Specifications.

3.2	In relation to the Landlord’s Works the Landlord shall:

(a)	at its own cost obtain as soon as requisite all Necessary Consents and shall give all notices required to be given by statute or otherwise

(b)
not use or specify and shall procure that there are not used or specified any products or materials not conforming to all relevant British Standards and Codes of Practice now in force or which at the time of use are widely known to builders or consultants of the relevant discipline within Britain to be deleterious to health and safety or to the durability of buildings and/or other structures in the particular circumstances in which they are used (in any such case unless otherwise agreed or unless otherwise provided in the Plans and Specifications) and in the event the Landlord becomes aware that any non-conforming products or materials or goods have been or are being used or specified for use or are proposed to be used in the Landlord's Works the Landlord shall immediately notify the Tenant and shall take such steps as are necessary to prevent further use or specification of such products or materials

3.3
The Landlord shall enter into the Building Contract and (insofar as it shall not have done so before then) each of the Appointments as soon as reasonably practicable after the date hereof and shall use all reasonable endeavours to procure that during the carrying out of the Landlord's Works that the Contractor and the Professional Team are continuously appointed and given prompt and adequate instructions in accordance with the terms of the Building Contract or Appointments (as the case may be)

3.4
The Landlord shall at its expense provide or procure the provision to the Tenant of certified copies of the Building Contract and each Appointment promptly following such being entered into and in any event on or before the Completion Date

3.5	The Landlord will take all reasonable steps to ensure the due performance and observance of the duties and obligations on the part of the Building Contractor under the Building Contract

3.6
Insofar as failure to do so would materially affect the rights of the Tenant under the Warranties, the Landlord will comply with its obligations to the Building Contractor and the Professional Team respectively under the Building Contract and the Appointments

3.7
The Landlord shall not make any alteration in the terms of the Building Contract or the Appointments or agree to any release of the Contractor or any member of the Professional Team which would in either case adversely affect rights of the Tenant under the Warranties Provided that this clause 3.7 shall not prevent the Landlord from determining the employment of the Building Contractor or the appointment of any member of the Professional Team where the Landlord is otherwise entitled to do so

3.8
No approval or inspection or testing by or on behalf of the Tenant shall in any way relieve the Landlord or the Building Contractor or the members of the Professional Team (or any one or more of them) from their respective obligations in respect of the design supervision and execution of the construction of the Landlord’s Works

3.9	Provided that the Tenant shall have first paid to the Landlord an agreed sum being a maximum of £278,452.00 the Landlord will procure that the Landlord’s Fit-Out Works are carried out and completed as part of the Landlord’s Works in accordance with the relevant provisions of this Agreement

4	Warranties

4.1
The Landlord shall on or before the Completion Date procure that the duly executed Warranties are delivered unconditionally to the Tenant from the Building Contractor and each member of the Professional Team together with up to date professional indemnity insurance details in respect of each such warrantor

4.2
Notwithstanding anything else contained in this Agreement the Tenant may (but shall not be obliged to) delay completion of the Lease until the Warranties have been provided to it (but for the avoidance of doubt this clause 4.2 shall not entitle the Tenant to delay completion of the Lease on the grounds that any evidence of professional indemnity cover for such warrantors is outstanding)

4.3
If any replacement Building Contractor or member of the Professional Team is appointed in connection with the Landlord's Works after the delivery of the Warranties to the Tenant pursuant to clause 4.1, the Landlord shall procure that in relation to such replacement that there is delivered to the Tenant as soon as reasonably practicable after such replacement appointment:

(a)	a certified copy of the Building Contract or its Appointment (as appropriate); and

(b)	a duly executed Warranty

4.4
To the extent that the Landlord secures a parent company guarantee of the Building Contractor’s obligations under the Building Contract the Landlord shall (in addition to procuring a Warranty from the Building Contractor in favour of the Tenant) procure that such parent company enters into a guarantee of the Warranty in favour of the Tenant such guarantee to be in the form contained at schedule 4

5	Programme

5.1
The Landlord will use all reasonable endeavours to procure that the Practical Completion Date occurs on or before the Estimated Practical Completion Date PROVIDED THAT the Estimated Practical Completion Date shall be extended by such period or periods (if any) as may be properly certified by the Employer’s Agent to be due to any Tenant’s Delays or to any act or omission of the Tenant or those for whom the Tenant is responsible (including without prejudice to the generality of the foregoing its professional consultants and contractors) in any such case whether arising before or after the Estimated Practical Completion Date and such extensions shall run consecutively or concurrently as may be fair and reasonable in the circumstances

5.2	The Landlord shall keep the Tenant informed of any variations to the Estimated Practical Completion Date

5.3
If the Practical Completion Date has not occurred for whatever reason by the Longstop Date then the Tenant may at any time thereafter (but not after the Practical Completion Date has occurred) by notice in writing to the Landlord terminate this Agreement and any such termination shall be without prejudice to any rights which any party to this Agreement may have against any other party in respect of any prior breaches of this Agreement or in respect of any sums payable hereunder down to the date of termination and the Tenant shall forthwith cancel any entry it may have made at the Land Registry to protect this Agreement and (save where the Practical Completion Date has not occurred due to any Tenant’s Delays or to any act or omission of the Tenant or those for when the Tenant is responsible (including without prejudice to the generality of the foregoing its professional consultants and contractors)) the Landlord shall promptly reimburse to the Tenant the cost of any Tenant’s Variations which have been paid for by the Tenant pursuant to provisions of clause 7 and the cost of any Tenant’s Works which have been carried out and paid for by the Tenant pursuant to the terms of this Agreement together with the monies paid in accordance with clause 3.9

5.4
If the Practical Completion Date has not occurred by the Longstop Date for any reason other than default on the part of the Landlord then the Landlord may at any time thereafter (but not after the Practical Completion Date has occurred) by notice in writing to the Tenant terminate this Agreement and any such termination shall be without prejudice to any rights which any party to this Agreement may have against any other party in respect of any prior breaches of this Agreement or in respect of any sums payable hereunder down to the date of termination and the Tenant shall forthwith cancel any entry it may have made at the Land Registry to protect this Agreement and (save where the Practical Completion Date has not occurred due to any Tenant’s Delays or to any act or omission of the Tenant or those for when the Tenant is responsible (including without prejudice to the generality of the foregoing its professional consultants and contractors)) the Landlord shall promptly reimburse to the Tenant the cost of any Tenant’s Variations which have been paid for by the Tenant pursuant to provisions of clause 7 and the cost of any Tenant’s Works which have been carried out and paid for by the Tenant pursuant to the terms of this Agreement together with the monies paid in accordance with clause 3.9

6	Landlord’s Variations

6.1	The Landlord shall not make any variation or omissions to the Building Works without the prior written consent of the Tenant

6.2
The Landlord may vary or make omissions from the Landlord’s Works not comprising the Building Works Provided that where such variation or addition will have a material adverse effect upon the Premises (including the Net Internal Area) or the Tenant's use and enjoyment of them the Landlord shall first obtain the written consent of the Tenant (which shall not be unreasonably withheld or delayed where reasonable and proper provisions are made to meet the Tenant’s concerns)

6.3	Notwithstanding clauses 6.1 and 6.2 the Landlord may without any consent from the Tenant make variations or omissions to the Landlord’s Works where:

(a)	the variations or additions are required in order to comply with any statutes; and/or

(b)
the variations involve the substitution of materials where any materials specified in the Plans and Specification cannot be obtained or if their delivery at the appropriate time or at reasonable cost cannot be guaranteed and such alternative materials are of equivalent or superior standard and appearance; and/or

(c)	the variations are insubstantial or immaterial and of a routine nature Provided that such variations or additions referred to in this clause 6.3(c) will not result in any of the following:

(i)	there will be no effect on the intended Net Internal Area of the Premises

(ii)	there will still be 24 car parking spaces provided for the Premises

(iii)	there will be no material effect on the external appearance of the Building

(iv)	there will be no breach of statutory requirements

6.4	In any case where the Tenant’s consent is required to any proposed variation or addition to the Landlord’s Works:

(a)	the Landlord shall serve written notice on the Tenant detailing the proposed variation and requesting the Tenant’s consent to such variation

(b)	the Tenant shall serve a counternotice within 7 Working Days of receipt of such notice consenting to such variation or detailing the Tenant’s reasons for not consenting to such variation and

(c)	in the event that the Tenant fails to serve such counternotice within 7 Working Days (in relation to which time shall be of the essence) the Tenant shall be deemed to approve such variation

6.5
The Landlord shall procure that a copy of every instruction variation order certificate and other instrument relating to the Building Works and issued by the Employer's Agent pursuant to the Building Contract is promptly supplied to the Tenant

7	Tenant’s Variations

7.1
If the Tenant wishes to request any variations or omissions to be made to the Building Works in so far as they relate to the Premises or the Landlord’s Fit-Out Works the Tenant shall deliver to the Landlord for approval a written application specifying the proposed variation or omission and the following provisions of this clause 7 shall apply

7.2
The Landlord shall not unreasonably withhold consent to any written application made by the Tenant pursuant to clause 7.1 for a variation or omission to the Building Works in so far as they relate to the Premises or the Landlord’s Fit-Out Works

7.3
If the proposed variations or omissions are approved by the Landlord the Landlord shall as soon as practicable thereafter procure the preparation and the delivery to the Tenant of such amended drawings and other documents as may be necessary to enable the Tenant to decide whether to proceed with such variation or omission and a reasonably detailed elemental breakdown and binding quote from the Building Contractor of the costs thereof (which will also include details (separately itemised) of the reasonable fees payable to members of the Professional Team in connection with such omissions or variations) but making due allowance (and in respect of which an elemental breakdown shall be provided) for all costs saved by the Landlord in the cost of the Building Works by reason of such omissions or variations, together with details of whether it is likely that incorporating such omissions or variations into the Landlord’s Works shall reasonably delay the Estimated Practical Completion Date

7.4
If the Tenant wishes such variation or omission to be made it shall within ten Working Days of receipt of such drawings documents and estimate notify the Landlord in writing of its acceptance and promptly thereafter the Landlord shall procure that such variations or omissions are incorporated into the Building Works and carried out in the manner required by this Agreement

7.5
Whether or not such Tenant’s Variations are made the Tenant shall within ten Working Days of written demand pay to the Landlord the amount of all reasonable and proper costs fees and expenses incurred (other than by the Landlord) in connection with the preparation of such drawings documents and estimate

7.6
The cost of the Tenant's Variations shall be certified monthly by the Employer's Agent as the Tenant's Variations proceed and the Tenant shall pay the amount stated in such certificate within 10 Working Days of such certificate being delivered to the Tenant Provided always that the amount payable hereunder shall not exceed the cost of the Tenant’s Variations in question as specified in the quote delivered by the Building Contracts or pursuant to clause 7.3.

7.7
As soon as reasonably practicable after the Practical Completion Date the Landlord shall procure that the Employer's Agent produces a final account itemising the costs notified and agreed (including any allowance) pursuant to this clause 7 relating to all Tenant's Variations and shall forward the same to the Tenant and within 10 Working Days of receipt of such final account the Tenant shall (subject to the proviso to clause 7.6) pay any balance owing to the Landlord and in the event that such final account shall show a balance due to the Tenant the Landlord shall repay such excess to the Tenant within 10 Working Days of production of the final account

8	Site Visits by and Supply of Information to the Tenant

8.1
The Landlord shall arrange (at intervals agreed with the Tenant but not less frequently than monthly) project and site meetings (and of which the Tenant shall be given notice and be entitled to attend) to discuss the progress of the Landlord's Works at which appropriate representatives of the Landlord, the Building Contractor and the Professional Team shall be present and copies of the minutes of such meetings shall be provided to the Tenant promptly after such meetings and the Tenant shall be entitled to make representations at such meetings and the minutes of such meetings shall record any representations made by the Tenant

8.2
The Landlord shall give reasonable prior notice to the Tenant (being not less than 3 Working Days) of all other site meetings at which the Tenant shall be entitled to attend and will in any event promptly provide the Tenant with copies of any minutes of site meetings

8.3
The Landlord shall take proper account of (but shall not be bound by) any representations made by or on behalf of the Tenant in connection with the Landlord’s Works and the progress thereof considered during such meetings Provided that nothing in this clause shall interfere in any way with the rights and obligations of the Landlord under the Building Contract

8.4
The Landlord shall until the Practical Completion Date permit the Tenant and other persons authorised by it at their own risk and subject to the Tenant making good any damage caused by such parties (which the Tenant covenants to do) at such intervals as may from time to time be reasonable subject to first reporting to the Building Contractor and to complying with the proper requirements of the Building Contractor as to numbers safety or otherwise to enter onto the Premises (accompanied by a representative of the Landlord if the Landlord shall so require) to view the progress and state of the Landlord’s Works and the materials used or intended for use in them and to prepare drawings for the Tenant’s Works (but so that the persons so entering shall not interfere with the progress of the Landlord’s Works and shall address any comments to the Landlord or the Employer’s Agent and not to the Building Contractor or any member of the Professional Team)

8.5
As a result of any such inspections the Tenant shall be entitled (but not obliged) to make representations regarding the Landlord’s Works or any part of them but any such representations shall be addressed to the Landlord or the Employer’s Agent and not to the Building Contractor or any member of the Professional Team

8.6
The Landlord shall (and the Landlord shall procure that the Employer’s Agent shall) give due consideration to (but shall not be bound by) any such representations made pursuant to clause 8.5 and take such steps (if any) as a consequence which are appropriate and if required by the Tenant the Landlord shall provide a reasonable explanation as to what action (if any) is being taken in relation to such representations, or why action (if applicable) is not being taken

8.7	No inspection or representation made by the Tenant shall absolve the Landlord from any of its obligations in this Agreement or be deemed to be a waiver of the same by the Tenant

8.8
In the event that the Tenant has reasonable grounds to suspect that any of the Building Works or any material to be used therein are materially defective or unsuitable for use or are not in accordance with the terms of this Agreement the Tenant may require that:

(a)	the relevant part of the Building Works is opened up and the materials are submitted for testing or the Building Works (to the extent not carried out in accordance with this Agreement) be replaced

(b)	if in the relevant part of the Building Works the materials prove to be defective or unsuitable they are replaced

(c)
(to the extent relevant) the Landlord demonstrates to the reasonable satisfaction of the Tenant that the defective or unsuitable material has not been used elsewhere in the Building Works or that in all other respects the Building works have been carried out in accordance with this Agreement.

and the proper cost of the process of opening up the works shall be the responsibility of the Landlord Save where the opening up shows no breach by the Landlord of its obligations pursuant to the terms of this Agreement in which case such costs shall be borne by the Tenant

8.9
The Landlord shall provide to the Tenant from time to time hard copies of any detailed plans specifications or other design information relating to the Landlord’s Works and held by the Landlord or the Professional Team

8.10
Within the period of two months after the Practical Completion Date the Landlord shall provide the Tenant with two complete sets of detailed “as built” drawings in respect of the Landlord’s Works on the Premises in DWG format on CD Rom together with one complete copy of the manual showing the installation and method of commissioning and operation of any plant and machinery installed therein as part of the Landlord's Works and as soon as reasonably practicable once available a copy of any required records prepared in compliance with building regulations

9	Issue of Statement of Practical Completion

9.1	The Tenant shall not be entitled to take occupation of the Premises prior to the Practical Completion Date

9.3	In relation to the issue of the Statement of Practical Completion the Landlord shall procure that:

(a)
the Employer’s Agent gives to the Tenant at least ten Working Days written notice of its proposal to issue any such statement and of the date(s) on which it is proposed to carry out the inspection of the Landlord’s Works for that purpose

(b)
the Employer’s Agent permits the Tenant and (unless prior notice has been given) not more than five persons authorised by it to accompany the Employer’s Agent in that inspection of the Landlord’s Works

(c)
the Employer’s Agent permits the Tenant and those authorised by it to discuss fully with it the proposal to issue the Statement of Practical Completion (as appropriate) and in particular the date to be specified in it and the contents of any list of Minor Defects or Outstanding Works which the Employer’s Agent proposes to incorporate in the Statement of Practical Completion.

(d)
the Employer’s Agent takes proper account of (but shall not be bound by) any representations made by the Tenant or those authorised by the Tenant as to why in the opinion of that party the Statement of Practical Completion (as appropriate) should not be issued but for the avoidance of doubt the decision of the Employer’s Agent in this regard shall be a matter for his professional judgement and shall be final and binding as to the date on which the Practical Completion Date was achieved

9.4
Where the Employer’s Agent shall have given at least ten Working Days notice under clause 9.2(a) and the Practical Completion Date (as appropriate) is subsequently postponed the Employer’s Agent shall not be obliged to give a further ten Working Days notice but shall nevertheless keep the Tenant informed of its proposals and shall give to the Tenant as much notice as is possible and in any event not less than five Working Days written notice of the date on which a further inspection of the Landlord’s Works is proposed

9.5
The Employer’s Agent shall be entitled to issue the Statement of Practical Completion notwithstanding the existence of any Minor Defects and/or any Outstanding Works except where such Minor Defects and/or Outstanding Works are required to be completed (or rectified) as a condition of the Planning Permission or any Consents so as to enable the lawful use and occupation of the Premises

9.6
Without prejudice to the foregoing the Landlord shall on the issue of the Statement of Practical Completion leave the Premises cleared of all construction plant rubbish and temporary structures (including scaffolding unless agreed with the Tenant that any scaffolding can temporarily remain) used in connection with the Landlord’s Works

9.7
Following the issue of the Statement of Practical Completion the Landlord shall procure that a copy of it together with any schedule of Minor Defects or Outstanding Works is delivered to the Tenant within three Working Days

9.8
The issue of the Statement of Practical Completion shall be conclusive evidence binding on the parties that the Landlord’s Works have been completed in accordance with the terms of this Agreement for the purposes of calculating the Completion Date but subject in any event to the provisions for the resolution of any dispute and any postponement of the Rent Commencement Date pursuant to clauses 9.9 and 9.10

9.9
Without prejudice to the generality of clause 9.8 if the Tenant’s Surveyor is of the reasonable opinion that the Statement of Practical Completion should not have been issued or has not been properly qualified on its issue the Tenant shall notify the Employer’s Agent in writing within five Working Days of the issue of the Statement of Practical Completion as the case may be giving details of the Tenant’s objections and the Landlord and the Tenant will endeavour to resolve what if any action should be taken but if they cannot or do not do so the objections not so resolved shall be submitted to an Expert acting in accordance with the provisions of clause 23

9.10
The Landlord shall take whatever action may be required in consequence of the resolution of the objections of the Tenant or as specified by the decision of the Expert referred to in clause 9.9 Provided that:

(a)
if the Tenant’s objections are upheld whether by agreement or by an Expert, the Rent Commencement Date shall be postponed until 6 months after such date as the Practical Completion Date should have properly occurred

(b)
if the Landlord and the Tenant cannot or do not so agree, the matters in issue shall be submitted to an Expert as aforesaid who shall be asked to decide when the Practical Completion Date should properly have occurred

9.11	Notwithstanding the issue of the Statement of Practical Completion the Landlord shall remain liable to the Tenant to procure the making good of any Minor Defects

9.12
The Landlord shall procure the carrying out of the Outstanding Works at its cost at the earliest practicable opportunity but not later than the planting season next following the issue of the Statement of Practical Completion provided always that in the meantime the Landlord shall ensure that the landscaped grassed areas within the Premises are maintained (at its cost) in a suitable manner

9.13
In the event of the Statement of Practical Completion being issued subject to any Minor Defects the Landlord shall ensure that such Minor Defects are duly executed and put right promptly in accordance with a programme agreed with the Tenant and the Landlord will use reasonable endeavours to ensure they are put right as soon as reasonably practicable following the issue of the Statement of Practical Completion

9.14
In the course of remedying any Minor Defects the Landlord shall where practicable procure that as little disturbance and interference as reasonably practicable shall be caused to the Tenant in carrying out such work and to the extent that such works are to be carried out inside its Building following consultation with the Tenant the Landlord shall make good in a reasonable manner all damage caused to the Premises and the Tenant’s fixtures and fittings by the carrying out of such work.

10	Defects

10.1
Notwithstanding the issue of the Statement of Practical Completion and without prejudice to the remaining provisions of this clause 10, the Landlord shall remain liable to the Tenant to make good any defects, shrinkages and other faults due to materials or workmanship not being in accordance with the Building Contract or frost occurring before Practical Completion (including any necessary re-plastering and/or redecoration) and in either case accepted by the Employer’s Agent as such and in either case occurring before the Practical Completion Date and any such defects as are subsequently in existence and of which the Tenant shall have given written notice to the Landlord prior to the expiration of the defects liability period under the Building Contract

10.2
The Landlord shall procure that the Employer’s Agent prepares a schedule (in conjunction with the Tenant) listing any defects shrinkages or other faults appearing in the Landlord’s Works or any part thereof (which the Landlord shall procure shall incorporate (to the extent not by then remedied or rectified) any defects shrinkages and other faults properly notified by the Tenant to the Landlord pursuant to clause 10.1 to the extent the Employer’s Agent reasonably considers it appropriate to include the same) and supplies a copy thereof to the Tenant not later than fifteen Working Days before the expiry of the defects liability period under the Building Contract

10.3
Within five Working Days of receiving the schedule of defects referred to in clause 10.1 the Tenant shall notify the Employer’s Agent of any additional items which the Tenant considers should be included in the schedule of defects and the Landlord shall procure that the Employer’s Agent incorporates such additional items into the schedule of defects where in the Employer’s Agent's professional judgement it is appropriate for him to do so

10.4
The Landlord shall procure that the Employer’s Agent gives the Tenant not less than five Working Days prior written notice of the proposed date and time on which the Employer’s Agent intends to make its final inspection of the Landlord’s Works prior to the issue of the schedule and certificate of making good defects in respect of the relevant works and the Tenant and the Tenant’s nominated representative shall be entitled to be present at such inspection and to make representations to the Employer’s Agent and the Landlord shall procure that the Employer’s Agent shall consider and have due and proper regard to (but shall not be bound by) such representations

10.5	The Landlord shall procure that the Employer’s Agent in any event serves the schedule of defects on the Building Contractor within the time limit specified in the Building Contract

10.6
The Landlord shall (subject to the Tenant allowing the Building Contractor sufficient access for the purpose) procure the making good promptly and in accordance with a programme agreed with the Tenant at no cost to the Tenant of any defects set out in the schedule of defects referred to in clause 10.1 and any additional defects which are notified by the Tenant and accepted by the Employer’s Agent in accordance with clause 10.2 and such works shall be carried out in a good and workmanlike manner using good quality materials effectively to remedy such defects and in accordance with all relevant statutory requirements and British Standards and Codes of Practice and to the satisfaction of the Employer’s Agent

10.7
The Tenant shall give reasonable access to the Landlord and the Building Contractor upon prior reasonable notice (save in the case of an emergency where no such notice shall be required) for the purpose of making good such defects and the Landlord shall procure that the person or persons making good all such defects shall procure that as little disturbance or interference as reasonably practicable shall be caused to the Tenant and shall act in a reasonable manner and make good as soon as practicable to the reasonable satisfaction of the Tenant all damage occasioned to the Premises as a result of their actions

10.9
This clause 10 shall be a complete statement of the Landlord’s obligations in respect of defects in the Landlord’s Works and the Tenant shall have no other rights against the Landlord in respect of such matters

11	Tenant’s Occupation as Licensee

11.1
During the period commencing on the Practical Completion Date until the grant of the Lease the Tenant shall have licence at all times and under the control of the Building Contractor during normal working hours to enter into and upon and to remain in the Premises but as licensee only on the terms of this clause 11 for the purpose of carrying out the Tenant’s Works and thereafter following Practical Completion to use the Premises for the purpose permitted by the Lease

11.2
Such licensed occupation shall be subject to the same rights exceptions and reservations covenants conditions and other provisions as those contained in the Lease so far as applicable and practicable having regard to the progress of the Landlord’s Works (including in particular but without limitation the provisions relating to alterations and planning permissions insofar as they relate to the Tenant’s Works) but subject in each case to clause 13

11.3	During such period of licensed occupation by the Tenant the Landlord shall retain exclusive possession of the Premises

11.4	Until the grant of the Lease and completion of the Licence for Alterations:

(a)
the parties shall be liable to observe and perform the same obligations as are imposed by the covenants on their respective parts and the conditions to be contained in the Lease and the Licence for Alterations as they become applicable to the Premises and insofar as they are not inconsistent with the provisions of this Agreement and the Landlord shall procure that the Management Company shall perform the obligations on its part contained in the Lease; and

(b)
the Landlord shall have and be entitled to all remedies by distress action or otherwise for recovering any monies or for breach of obligation on the part of the Tenant as if the Lease and the Licence for Alterations had then been granted

11.5
The Landlord and those authorised by it shall be entitled to have access to the Premises during the operation of this clause and following completion of the Lease the Tenant shall allow the Landlord and those authorised by it to have such access upon prior reasonable notice (save in the case of an emergency where no such notice shall be required) in either case for the purpose of complying with any outstanding provisions of this Agreement and the Tenant shall not interfere with or impede the carrying out of such acts of compliance provided they are carried out in a reasonable manner and at reasonable time. Provided that in so entering the Premises the Landlord and those authorised by it cause as little disruption and inconvenience to the Tenant and the Tenant’s business as reasonably possible and will promptly make good to the Tenant's reasonable satisfaction all damage caused to the Premises by such entry

12	Tenant’s Works

12.1	If the Tenant carries out the Tenant’s Works the Tenant shall:

(a)
before commencing the Tenant’s Works submit to the Landlord in duplicate detailed drawings specifications and other details of them for the approval of the Landlord where such approval would be required under the terms of the Lease if the Lease had already been granted (and which approval shall not be unreasonably withheld or delayed where so provided in the Lease)

(b)	before commencing the Tenant’s Works obtain all Necessary Consents for them and promptly supply copies of such to the Landlord

(c)
promptly after the Practical Completion Date commence and thereafter promptly carry out and complete the Tenant’s Works in accordance with the drawings and specifications and other details approved by the Landlord and otherwise in accordance with clause 3.1 and 3.2(b) (mutatis mutandis)

(d)
until completion of the Lease comply with such reasonable regulations as the Landlord may from time to time make as to means of access and times of access (whether for persons or vehicles) hours of working parking of vehicles safety storage and delivery of materials security and protection

(e)	carry out and complete the Tenant’s Works in accordance with terms of the Licence for Alterations as if the Licence for Alterations had already been completed

12.2
Any approval of the Tenant’s Works by the Landlord shall be given at its own cost in the form of the annexed Licence for Alterations which shall be entered into upon the grant of the Lease (or upon approval of the Tenant’s Works if later)

12.3
In relation to the Landlord’s Fit-Out Works the Tenant shall procure that the Tenant’s Representative shall respond promptly to any reasonable request from the Employer’s Agent or the Contractor for further information or design input and to requests for approval relevant to or necessary for the efficient and timely incorporation of the Landlord’s Fit-Out Works into the construction of the Building and in the case of any such request for approval shall respond thereto within 3 Working Days (in respect of which time shall be of the essence) so that in default of such response such approval shall be deemed to have been given

13	Insurance

13.1	The Landlord shall until the Practical Completion Date procure that the Landlord’s Works are kept insured in their full reinstatement value and otherwise in accordance with the Building Contract

13.2	The Landlord shall until the Practical Completion Date maintain or cause to be maintained public liability insurance in an appropriate sum in respect of the Landlord’s Works

13.3
The Tenant shall maintain or cause to be maintained insurance and public liability insurance in respect of the Tenant’s Works in each case in an amount and with insurers approved by the Landlord (such approval not to be unreasonably withheld or delayed)

13.4	From the Practical Completion Date onwards the Landlord shall cause the Premises to be insured in accordance with the provisions set out in relation to insurance in the Lease

13.5
If any of the Landlord’s Works are destroyed or damaged at any time prior to the Practical Completion Date by any of the risks insured against pursuant to this clause 13 the Landlord shall use all reasonable endeavours to procure that as soon as reasonably practicable and with all due diligence, the Building Contractor will comply with its obligations under the Building Contract as to the restoration and reinstatement of work damaged or destroyed and proceed with all due diligence with the construction and completion of the Landlord’s Works in accordance with the terms of this Agreement

14	CDM Regulations

In respect of any works comprising part of the Landlord’s Works and the Tenant’s Works to which the CDM Regulations apply:

14.1	The Landlord and the Tenant shall respectively ensure that any person owing duties under the CDM Regulations with respect to the Landlord’s Works and Tenant’s Works shall comply with those duties

14.2
The Landlord shall procure and deliver to the Tenant as soon as practicable after the Practical Completion Date and the Tenant shall procure and deliver to the Landlord as soon as practicable after completion of the Tenant’s Works (but in either case no later than two months after completion of such works) a copy of the relevant health and safety file prepared maintained and completed as required by the CDM Regulations

14.3
The Landlord shall prior to the Practical Completion Date (i) agree with the Tenant the layout for the health and safety file (which shall be in an ordered and bound format with a reasonable index) and (ii) supply to the Tenant a draft of the health and safety file in respect of the Landlord’s Works and the Landlord shall procure that two complete copies of the completed health and safety file is delivered to the Tenant no later than two months after the Practical Completion Date

14.4	The recipient of the health and safety file shall not acquire any intellectual property or other right to any thing or data disclosed pursuant to this obligation

15	Title

15.1
The Landlord has already deduced to the Tenant its title to the Premises consisting of the matters listed in schedule 1 and the Tenant shall be deemed to have full knowledge of all the contents thereof and shall raise no objection to or requisition in respect of such matters (save for any matters arising out of the transfer of the Property to the Landlord and the usual pre-completion searches at the Land Registry)

15.2	The Lease shall be granted subject to:

(a)	all local land charges registered before on or after the date of this Agreement and all matters capable of registration as local land charges

(b)	all notices served and all orders demands proposals regulations or requirements made by any local or other public authority or body before on or after the date of this Agreement

(c)
all actual or proposed charges notices orders restrictions agreements conditions or other matters arising under the Planning Acts including for the avoidance of doubt any planning agreement or obligation entered into pursuant to the Planning Acts

(d)	the rents reserved by and the rights exceptions and reservations covenants and conditions to be contained in the Lease

(e)
all unregistered interests which override registered dispositions set out in schedule 3 to the Land Registration Act 2002 and any overriding interests as defined in section 70(1) of the Land Registration Act 1925 which retain their overriding status in respect of registered dispositions under schedule 12 of the Land Registration Act 2002

(f)
all matters or encumbrances disclosed or which would have been disclosed by all searches which a reasonably prudent purchaser would make before entering into this Agreement including all matters recorded in any registers which are open to public inspection and including searches of the registers maintained by the Local Land Charges Registry the Land Registry and Companies House

15.3
Subject to the Landlord paying the cost thereof and to the Landlord providing all necessary paperwork in relation thereto prior to the actual completion date of the Lease, the Tenant agrees that it will include (and will procure that its solicitor will include) with the Tenant’s application to the Land Registry for the registration of the Lease as a registered disposition such application relating to the Lease pursuant to rule 136 of the Land Registration Rules 2003 as the Landlord may reasonably require

15.4
The Tenant agrees that it will not protect this Agreement on the register of the Landlord’s title except by way of unilateral notice and not to produce a copy or extract of this Agreement to the Land Registry and the Landlord agrees that it shall not apply to remove such notice from the Landlord’s title during the subsistence of this Agreement

15.5
On completion of the Lease the Landlord shall deliver to the Tenant a certified copy or if required by the Land Registry the original of a letter of consent to the grant of the Lease from any chargee of the Premises

16	Grant of Lease

16.1
The Landlord shall procure that its solicitors prepare the engrossments of the Lease and Licence for Alterations and counterparts thereof and deliver the counterparts to the Tenant or its solicitors at least 10 Working Days prior to the Completion Date

16.2
The Landlord will grant or cause to be granted to the Tenant with full title guarantee and the Tenant and the Guarantor will accept the grant of the Lease on the Completion Date and the Landlord shall procure the entering into of the Lease by the Management Company Provided always that it shall be a condition precedent to completion of the Lease that the Tenant shall have received all Warranties to which it is entitled under clause 5

16.3	Completion of the Lease and Licence for Alterations shall take place at the offices of the Landlord’s solicitors

16.4
The Tenant’s solicitors shall deliver to the Landlord’s solicitors a duly executed counterpart of the Lease and Licence for Alterations and (subject to having received a second counterpart) shall deliver to the Management Company a duly executed counterpart of the Lease on the Completion Date

16.5	The term of the Lease shall commence on the date of completion of the Lease or the date of occupation by the Tenant under clause 11 if sooner

16.6
The Tenant and the Landlord agree for the avoidance of doubt that the Landlord has agreed at the Tenant’s request to perform the Landlord’s Fit-Out Works on the terms of this agreement. The Lease will contain terms by which the Landlord may require the Tenant to reinstate Premises to such a state as they would have been had the Landlord’s Fit-Out Works not been performed to the Landlord’s reasonable satisfaction or may carry out such reinstatement itself and charge the reasonable cost of so doing to the Tenant which cost the Tenant shall pay on demand

17	Rent, Service Charge and Measurement

17.1
The liability to pay the yearly Rent (as defined in and as first reserved by the Lease) will commence on the Rent Commencement Date Provided that if the Practical Completion Date has been delayed by reason of any act or omission of the Tenant then the Rent Commencement Date shall be six months from such date as the Employer’s Agent certifies that the Practical Completion Date would have occurred but for such delay

17.2
The Insurance Rent and the Building Service Charge and Estate Service Charge (each as defined in the Lease) shall commence to be payable on the Practical Completion Date subject to the same proviso as stated in clause 17.1

17.3
Not less than 15 Working Days before the Practical Completion Date the Landlord and the Tenant or their respective nominated representatives shall inspect the Premises with a view to agreeing the Net Internal Area of the Premises and if they shall not have unconditionally agreed the Net Internal Area by the date 10 Working Days prior to the anticipated Practical Completion Date the question shall be immediately referred for determination by an expert under clause 24.2

17.4	Subject to the provisions of clause 17.5 below the Rent shall be £116,462.50 per annum exclusive and in no circumstances shall the initial Rent first reserved by the Lease exceed this amount

17.5
If the Net Internal Area of the Premises shall be less than 6,555 square feet (being 98.5% of the anticipated area of 6,655 square feet) then the Rent shall be such sum as shall be produced by multiplying the Net Internal Area of the Building expressed in square feet by £17.50 per square foot

17.6
If the Net Internal Area of the Premises has not been established in accordance with this clause 17 by the Completion Date neither party shall be entitled on this ground to delay completion of the Lease and the figure referred to in clause 17.4 above shall be inserted as the initial Rent

17.7	When the Net Internal Area of the Premises is later established in accordance with this clause 17:

(a)
if there is a difference between the initial Rent (as so established) and the figure referred to in clause 17.4 above the Landlord shall forthwith reimburse to the Tenant any resulting overpayment of rent which may have been made together with interest thereon at 3% below the Stipulated Rate (as defined in this Lease) from the date of payment until the date of repayment; and the

(b)
the parties shall forthwith enter into a deed supplemental to the Lease confirming that for all the purposes of the Lease the initial Rent shall be deemed to be the initial Rent (as so established) in substitution for the figure referred to in clause 17.5 above shown in the Lease (each party bearing its own cost in respect of such supplemental deed)

17.8
When the Gross External Area of the Building has been established in accordance with this clause 17 it shall be used to calculate the percentage figure to be inserted in the definition of ‘Estate Percentage’ set out in clause 2.1.17 of the Lease to the effect that the said percentage figure shall be the proportion which the Gross External Area of the Building bears to 275,030.96 square feet (the latter figure being equivalent to the permitted developable gross external area of 25,551 square metres pursuant to the Planning Agreement)

17.9
When the Net Internal Area of the Building and of the Premises have been agreed or otherwise established in accordance with this Clause 17 they shall be used to calculate the “Building Percentage” set out in clause 2.1.9 of the Lease

18	Termination

18.1	The Landlord may terminate this Agreement by written notice to the Tenant if both:

(a)
the Tenant fails materially to perform or observe any of its material obligations in this Agreement or if any event occurs which had the Lease been granted would have entitled the Landlord to re-enter the Premises and

(b)
either such failure or event is incapable of remedy or it is capable of remedy and the Landlord has served on the Tenant written notice specifying the failure or event and requiring it to be remedied within a reasonable time (to be specified in the notice) and the Tenant has failed so to do

18.2
If this Agreement is terminated under clause 18.1 the Tenant shall forfeit all interest in the Premises and in any fixtures or works installed in them other than Tenant’s Works to the extent that the Tenant shall have paid for them and shall give vacant possession of the Premises to the Landlord without the Landlord making to the Tenant any compensation or allowance whatsoever

18.3
Such termination shall be without prejudice to any rights which any party to this Agreement may have against any other party in respect of any prior breaches of this Agreement or any breach by the Tenant of clause 18.4 or in respect of any sums payable hereafter down to the date of termination and the Tenant shall promptly cancel any entry it may have made at the Land Registry to protect this Agreement

18.4
If the Tenant has carried out any Tenant’s Works the Landlord may require the Tenant forthwith to reinstate the Premises to the Landlord’s reasonable satisfaction or may carry out such reinstatement itself and charge the reasonable cost of so doing to the Tenant which cost the Tenant shall pay on demand (and clause 27 shall apply)

18.5
If the Landlord has carried out any Landlord’s Fit-Out Works the Landlord may require the Tenant forthwith to reinstate the Premises to such a state as they would have been had the Landlord’s Fit-Out Works not been performed to the Landlord’s reasonable satisfaction or may carry out such reinstatement itself and charge the reasonable cost of so doing to the Tenant which cost the Tenant shall pay on demand (and clause 27 shall apply)

19	Termination by Tenant

19.1
If an event of insolvency occurs in relation to the Landlord or if the Landlord shall cease to exist for any reason, the Tenant may, in addition to any other rights and remedies he may have, terminate this agreement by giving not less than one month’s notice to the Landlord to that effect (a “Termination Notice”).

19.2	The expression “an event of insolvency” includes (in relation to a company or other corporation which is the Landlord or one of the Landlords):

19.2.1	inability of the company to pay its debts;

19.2.2	entry into liquidation either compulsory or voluntary (except for the purpose of amalgamation or reconstruction);

19.2.3	the passing of a resolution for a creditor’s winding up;

19.2.4	the making of a proposal to the company and its creditors for a composition in satisfaction of its debts or a scheme of arrangement of its affairs;

19.2.5	the application to the court for an administration order; and

19.2.6	the appointment of a receiver or an administrative receiver.

which shall be interpreted in accordance and in conjunction with the relevant provisions of the Insolvency Act 1986

19.3	On the expiration of the Termination Notice:

19.3.1
the Tenant’s interest in and the rights in relation to the Property will terminate and all fixtures in them may be retained by the Landlord without conferring any right on the Tenant to compensation or allowance; but

19.3.2	each party will retain all rights and remedies against the other for breach of obligation under this agreement before the termination.

19.4
When serving a Termination Notice, the Tenant shall provide a copy of the Termination Notice to any bank or financial institution or other person supplying funding for the Development which or who has taken a charge, mortgage, assignment by way of security, deposit or agreement over this agreement and of which or of whom the Tenant has received prior written notice (a “Funder”).

19.5	The Funder shall have Ten Working Days from the date of receipt of a Termination Notice to decide whether:

19.5.1	to make good any outstanding material breaches which are capable of remedy and to carry out or cause to be carried out the outstanding obligations of the Landlord under this agreement; or

19.5.2	to assign the benefit of this agreement to another person (with the consent of the Tenant which is not to be unreasonably withheld or delayed); or

19.5.3	to take no further action

and if applicable the Funder shall serve notice on the Tenant of its intention to implement 19.5.1 or 19.5.2 above (a “Funder’s Notice”) within twenty Working Days from the date of receipt of a Termination Notice.

19.6	If the Funder serves a Funder’s Notice on the Tenant, the Funder shall within twenty Working Days from the date of service of the Funder’s Notice procure for the Tenant:

19.6.1	in the case of a proposed assignment:

19.6.1.1	full details of a proposed assignment;

19.6.1.2
a duly perfected deed of covenant or supplemental agreement obliging the Funder or the assignee to comply with the obligations on the part of the Landlord contained in this agreement (with such extension to the Estimated Practical Completion Date as shall be reasonable in all the circumstances)

and this agreement shall then continue in full force and effect as varied by the deed of covenant or supplemental agreement and shall be construed as though the name of the Funder or the assignee is substituted for the Landlord; or

19.6.2	in the case of an election by the Funder to carry out or cause to be carried out the outstanding Landlord’s Works, a duly perfected deed of covenant provided that if the Funder elects to carry out or cause to be carried out the outstanding Landlord’s Works, it may at any time after such election further elect to assign this agreement to a proposed assignee, in which case the Funder shall comply with the provisions of clause 19.6

19.7
If the Funder does not serve a Funder’s Notice or fails to comply with the provisions of clause 19.6 within the time period stated, the this agreement shall automatically cease and determine but each party will retain all rights and remedies against the other for breach of obligation under this agreement before the termination.

19.8	For the avoidance of doubt, the provisions of this clause 19 not apply in the event that the Tenant serves notice pursuant to clause 5.3

20	No Demise

Until the actual grant of the Lease this Agreement shall not operate or be deemed to operate as a demise of the Premises nor shall the Tenant have or be entitled to any estate right or interest in the Premises or any part of them or in any materials in or upon them other than such equitable interest as is created by and such rights as are granted by this Agreement

21	Alienation

The Tenant shall not assign mortgage charge or in any way deal or part with this Agreement or any interest under it and shall itself be the first occupier of the Premises provided that if due to any delay or default on the part of the Landlord the Lease is not granted within 3 months after the Completion Date the Tenant shall be entitled to assign all its interest in this Agreement on the same terms as it could have assigned the Lease had it been granted and the Landlord shall be obliged to grant or procure the grant of the Lease to the assignee concerned

22	Landlord's Obligations

The covenants and obligations contained in this Agreement other than the obligations to insure and to grant the Lease are personal to Pettifer Estates Limited only and shall not bind any successor in title to Pettifer Estates Limited

23	Declaration of Non-Merger

The Landlord’s and the Tenant’s and the Guarantor’s obligations under this Agreement shall continue notwithstanding the grant of the Lease insofar as they remain to be performed and observed (subject as provided in clause 22)

24	Resolution of Disputes

If there shall be any dispute between the parties arising out of or in connection with this Agreement and where the relevant provisions of this Agreement require that the same be determined by an Expert then the following provisions shall apply:

24.1	the Expert shall act as an expert and not as an arbitrator and his decision shall be final and binding upon the parties hereto
24.2
the Expert shall consider (inter alia) any written representations and cross representations and supporting evidence made on behalf of either the Landlord or the Tenant (if made reasonably promptly) but shall not be bound thereby

24.3
the Landlord and the Tenant shall use all reasonable endeavours to procure that the Expert shall give his decision as speedily as possible and the costs of appointing the Expert and his costs and disbursements in connection with his duties under this Agreement shall be shared between the parties in such proportions as the Expert shall determine or in the absence of such agreement equally between the parties

25	Notices

Any notice to be served on or communication to be sent to any party to this Agreement shall be deemed to be properly served if it complies with the provisions of section 196 of the Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 Provided always that any notice to be served under the provisions of this Agreement which require the Tenant’s approval within a certain number of Working Days failing which deemed approval provisions apply, shall be sent by facsimile transmission to the Tenant’s Representative or such other person within that organisation as the Tenant may from time to time notify to the Landlord in writing) with a copy also sent by facsimile transmission to the Tenant

26	Value Added Tax

The Landlord and the Tenant shall each pay to the other VAT at the appropriate rate on all payments due from one to the other under this Agreement subject to provision of a valid VAT invoice

27	Late Payment

Any sum due from one party to any other under which this Agreement which is not paid when it is due (or within any period specifically allowed by this Agreement) shall bear interest at the Stipulated Rate (as defined in the Lease) for the period from the date when it fell due to the date of payment

28	No Representation

This Agreement incorporates the entire contract between the parties and the Tenant acknowledges that it has not entered into this Agreement in reliance on any statements or representations made to the Tenant by or on behalf of the Landlord or its advisors or representatives save those written statements of the Landlord’s solicitors made prior to the date of this Agreement in response to written enquiries from the Tenant’s solicitors

29	Whole Agreement

This Agreement contains the whole agreement between the parties to this Agreement relating to the matters herein provided for and supersedes any previous agreements between the parties to this Agreement relating thereto

30	Guarantees

30.1
For so long as the Landlord retains the freehold interest in the Common Parts (as defined in the Lease) the Landlord covenants with and guarantees to the Tenant that as from the date from which the Service Charge and Insurance Rent become payable by the Tenant in accordance with clause 17.2 the Management Company shall perform its obligations pursuant to clause 7 of the Lease or the Landlord shall perform such obligations pursuant to the provisions of clause 8.13 of the Lease

30.2
The Landlord covenants with the Tenant that upon the occasion of the assignment of the Lease by the Tenant at any time while the Landlord retains the freehold interest in the Common Parts the Landlord shall (at the request of the Tenant) enter into a direct covenant with such assignee on the same terms as those set out in clause 30.2 above.

30.3
The Landlord covenants not to dispose of its freehold interest in the Common Parts (as so defined) without procuring a direct covenant is entered into by the transferee on or before such disposition (if other than the Management Company) of the Common Parts in favour of the Tenant in the same terms as clause 30.1, 30.2 and this clause 30.3 and on the entering into of such direct covenant the Landlord’s obligations pursuant to the terms of clauses 30.1, 30.2 and this clause 30.3 shall immediately cease and determine

30.4
In consideration of the Landlord entering into this Agreement at the request of the Guarantor the Guarantor covenants with and guarantees to the Landlord that the Tenant will at all times during the continuance of this Agreement duly observe and perform its obligations under this Agreement to the intent (mutatis mutandis) the covenants guarantees and conditions contained in schedule 4 of the Lease shall be deemed to be incorporated in this clause

31	Proper Law

This Agreement shall be governed and construed in accordance with English law and the parties submit to the jurisdiction of the English Courts

32	Buildings 26, 27 and 28 Stoneleigh Deer Park

32.1	The Tenant is the tenant of the Landlord’s premises known as Buildings 26, 27 and 28 Stoneleigh Deer Park (the “Existing Premises”) by way of a lease dated 22nd June 2006 (the “Existing Lease”).

32.2
The term of the Existing Lease expires on 31st December 2007 and the Landlord agrees with the Tenant that the Landlord shall grant and the Tenant shall accept the grant of a new lease (the “New Lease”) in the form attached with a term commencing on 1st January 2008 and which is in identical terms as the Existing Lease save that:

32.2.1	the term of the New Lease shall expire when the Tenant has completed fitting out the Premises

32.2.2	rent payable under the New Lease shall cease to be payable upon the Practical Completion Date provided that the service charge under the New Lease will continue until termination

32.2.3	the Tenant’s reinstatement obligation shall be limited to leaving the Existing Premises clean and tidy and free from tenant’s fixtures fittings and chattels and all rubbish.

32.2.4
The parties agree that the provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 as amended by the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (“the Reform Order”) shall be excluded in relation to the New Lease. The parties confirm that the Tenant has been served with a notice dated 14th September 2007 which applies to the New Lease in the form or substantially the form set out in Schedule 1 to the Reform Order and the Tenant has made a declaration dated 4th October 2007 (which the parties confirm precedes the date the Tenant became contractually bound to accept the New Lease) in the form or substantially in the form set out in Schedule 2 to the Reform Order

33	Third Parties

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement

IN WITNESS whereof this document has been executed as a deed and takes effect on the date stated at the beginning of it

Schedule 1

Landlord’s Title

The covenants exceptions easements and other matters contained or referred to in Title Number WK351452 registered at the Land Registry as revealed by official copy entries dated 23rd May 2007

Schedule 2

Form of Lease

Schedule 3

Form of Licence for Alterations

Schedule 4

Form of Warranties

Schedule 5

Forms of Appointments

Schedule 6

Plans and Specifications

Schedule 7

Landlord’s Fit-Out Works

Schedule 8

Tenant’s Works

EXECUTED as a DEED by	)
PETTIFER ESTATES	)
LIMITED acting by:	)

	[unreadable signature]	Director
	[unreadable signature]	Director/Secretary

EXECUTED as a DEED by	)
BIO-ANALYTICAL SYSTEMS	)
LIMITED	)
acting by:	)

	/s/ Edward M. Chait	Director

Director/Secretary

EXECUTED as a DEED by	)
BIOANALYTICAL SYSTEMS	)
INC	)
acting by:	)

	/s/ Edward M. Chait	Director

Director/Secretary